Exhibit 107

Calculation of Filing Fee Tables

Form F-1

_________________________

(Form Type)

SEALSQ Corp
_______________________________

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees To Be Paid	Equity	Ordinary Shares	457(f)(2)	1,500,300	__	US$527,014.37	US$ 110.20 per US$ 1,000,000.00	US$59.00
Fees Previously Paid	_____	_____	_____	_____	_____	_____	_____	_____
Carry Forward Securities
Carry Forward Securities	_____	_____	_____	_____	_____	_____	_____	_____
				Total Offering Amounts	_____	_____	_____	US$
				Total Fees Previously Paid	_____	_____	_____	US$0
				Total Fee Offsets	_____	_____	_____	US$0
				Net Fee Due	_____	_____	_____	US$

(1)	This registration statement relates to ordinary shares, par value US$0.01, of SEALSQ Corp that will be distributed pursuant to a spin-off transaction to the holders of Class B Shares (including holders of WISeKey American Depositary Shares (“ADSs”)) and to the holders of Class A Shares of WISeKey International Holding AG. The amount of ordinary shares of SEALSQ Corp to be registered represents the maximum number of ordinary shares of SEALSQ Corp that will be distributed to the holders of WISeKey International Holding AG Class B Shares and Class A Shares upon consummation of the spin-off.

(2)	Consistent with Rule 457(f)(2) under the Securities Act of 1933, because there is no market for the shares being distributed and the issuer has an accumulated capital deficit, the filing fee has been computed based on one-third (1/3) of the par value of SEALSQ Corp’s predecessor (WISeKey Semiconductors SAS) shares issued and outstanding as of December 31, 2022 (1,473,162 shares x US$1.07 = US$1,581,043.13 x 1/3 = US$527,014.37).